Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2014 THIRD QUARTER RESULTS

NEW YORK, N.Y., May 2, 2014 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fiscal 2014 third quarter ended March 31, 2014.

Fiscal 2014 third quarter revenues of $459 million grew 11%, as compared to the prior year period, with increases in all three of the Company’s business segments. Fiscal 2014 third quarter adjusted operating cash flow (“AOCF”)(1) of $65.7 million decreased 28%, as compared to the prior year period, due to an increase in unallocated corporate expenses (“Other”), as well as lower AOCF results in all three of the Company’s business segments. Fiscal 2014 third quarter operating income of $27.4 million decreased 57% and net income of $19.1 million ($0.24 per diluted share) decreased 50%, both as compared to the prior year third quarter.

Fiscal 2014 third quarter reported results were impacted by certain items. This includes executive management transition costs, which are included in unallocated corporate expenses (“Other”) on an AOCF and operating income basis. MSG Entertainment results reflect increased direct operating expenses related to a planned 2014 limited engagement run of a new large-scale theatrical production, which was subsequently postponed until 2015. Excluding the impact of the above items, fiscal 2014 third quarter total company AOCF would have been approximately $88 million. In addition, unallocated share-based compensation expense, which is included in “Other” on an operating income basis, but not on an AOCF basis, reflects additional executive management transition costs. Excluding the impact of all of the above items, fiscal 2014 third quarter operating income would have been approximately $54 million.

President and CEO Tad Smith said: “This fiscal year will bring a successful end to MSG’s first chapter as a public company, as we are now concluding a significant, multi-year capital investment cycle. As we look ahead, our priority is to generate attractive long-term growth for our shareholders. To achieve this, we plan to maximize the growth and profitability of our current businesses, while exploring new strategic opportunities with attractive rates of return. We look forward to our Company’s next chapter as one of the country’s leading media, entertainment and sports companies.”

Results from Operations

Segment results for the quarters ended March 31, 2014 and 2013 are as follows:

	Revenues			AOCF			Operating Income (Loss)
$ millions	F’Q3 2014	F’Q3 2013	% Change	F’Q3 2014	F’Q3 2013	% Change	F’Q3 2014	F’Q3 2013	% Change
MSG Media	$190.8	$184.7	3%	$92.0	$95.4	(4)%	$87.1	$89.8	(3)%
MSG Entertainment	52.8	35.5	49%	(20.2)	(13.1)	(54)%	(24.2)	(17.1)	(41)%
MSG Sports	233.7	208.1	12%	9.8	11.6	(15)%	5.9	8.1	(28)%
Other (includes eliminations)	(18.4)	(15.8)	(16)%	(15.9)	(2.2)	—	(41.3)	(17.0)	(142)%

Total Company	$459.0	$412.4	11%	$65.7	$91.7	(28)%	$27.4	$63.8	(57)%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal 2014 third quarter as compared to the prior year period, MSG Media revenues of $190.8 million increased 3%. Affiliation fee revenue increased $10 million, primarily due to higher affiliation rates, partially offset by the impact of a small decrease in subscribers at MSG Networks. Advertising revenue increased $0.3 million, primarily due to higher sales generated from the telecast of NHL games and, to a lesser extent, original programming on MSG Networks, partially offset by lower Knicks-related advertising sales. Other revenues decreased $4.1 million, primarily due to the expiration in April 2013 of a short-term programming licensing agreement. Third quarter AOCF of $92 million decreased 4% and operating income of $87.1 million decreased 3%, both primarily due to an increase in direct operating expenses, largely offset by the increase in revenues. The increase in direct operating expenses was mainly due to the return to a full NHL regular season schedule.

MSG Entertainment

For the fiscal 2014 third quarter as compared to the prior year period, MSG Entertainment revenues of $52.8 million increased 49%. The increase was primarily due to higher event-related revenues at The Garden (primarily due to more events, mainly additional MSG Entertainment-promoted events), event-related revenues at the Forum (which re-opened on January 15, 2014) and higher venue-related sponsorship and signage and suite rental fee revenues. This was partially offset by lower event-related revenues at Radio City Music Hall, which was unavailable for events for the majority of the quarter due to the load-in and rehearsal of the Company’s new, large-scale theatrical production, which was subsequently postponed until 2015. Third quarter AOCF loss of $20.2 million increased $7.1 million and operating loss of $24.2 million increased $7.1 million, both due to an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses, largely offset by the increase in revenues. The increase in direct operating expenses includes a $9.5 million increase related to the Company’s new, large-scale theatrical production. Excluding the $9.5 million increase in expenses, MSG Entertainment AOCF would have improved by $2.4 million versus the prior year third quarter.

MSG Sports

For the fiscal 2014 third quarter as compared to the prior year period, MSG Sports revenues of $233.7 million increased 12%. The increase in revenues was primarily due to higher event-related revenues from other live sporting events, professional sports team regular season ticket-related revenue, professional sports team sponsorship and signage revenues, inter-segment broadcast rights fees and suite rental fee revenue. Third quarter AOCF of $9.8 million decreased by $1.8 million and operating income of $5.9 million decreased by $2.3 million, both primarily due to an increase in direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses, largely offset by the increase in revenues. The increase in direct operating expenses was primarily due to higher net provisions for NBA luxury tax and NBA and NHL revenue sharing expense, team personnel compensation expense and other team operating costs.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), the Hartford Wolf Pack (AHL) and an NBA Development League franchise. MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks, and Fuse, a national television network dedicated to music. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 31587884

Conference call replay number is 855-859-2056 / Conference ID Number 31587884 until May 9, 2014

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Revenues	$458,956	$412,406	$1,183,920	$1,004,458

Adjusted operating cash flow	$65,713	$91,739	$257,785	$263,336
Share-based compensation expense	(8,590)	(4,958)	(17,057)	(13,898)

Operating income before depreciation and amortization	57,123	86,781	240,728	249,438
Depreciation and amortization	(29,674)	(22,995)	(76,869)	(64,439)

Operating income	27,449	63,786	163,859	184,999
Other income (expense):
Equity in earnings (loss) of nonconsolidated affiliates	663	—	(75)	—
Interest expense, net	(1,135)	(1,193)	(3,636)	(3,607)
Miscellaneous	72	3,373	95	3,475

Income from operations before income taxes	27,049	65,966	160,243	184,867
Income tax expense	(7,995)	(27,517)	(56,812)	(78,902)

Net income	$19,054	$38,449	$103,431	$105,965

Basic earnings per common share	$0.25	$0.50	$1.34	$1.39

Diluted earnings per common share	$0.24	$0.49	$1.32	$1.36

Basic weighted-average number of common shares outstanding	77,162	76,537	77,069	76,022
Diluted weighted-average number of common shares outstanding	78,211	78,041	78,142	77,900

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended March 31,
	2014	2013	% Change
MSG Media	$190,825	$184,666	3%
MSG Entertainment	52,785	35,491	49%
MSG Sports	233,739	208,080	12%
Other (including Inter-segment eliminations)	(18,393)	(15,831)	(16)%

Total Madison Square Garden Company.	$458,956	$412,406	11%

	Nine Months Ended March 31,
	2014	2013	% Change
MSG Media	$538,149	$500,974	7%
MSG Entertainment	244,510	217,390	12%
MSG Sports	455,293	329,547	38%
Other (including Inter-segment eliminations)	(54,032)	(43,453)	(24)%

Total Madison Square Garden Company.	$1,183,920	$1,004,458	18%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2014	2013	Change	2014	2013	Change
MSG Media	$91,950	$95,390	(4)%	$87,071	$89,786	(3)%
MSG Entertainment	(20,200)	(13,078)	(54)%	(24,186)	(17,102)	(41)%
MSG Sports	9,846	11,649	(15)%	5,872	8,143	(28)%
All other	(15,883)	(2,222)	—	(41,308)	(17,041)	(142)%

Total Madison Square Garden Company	$65,713	$91,739	(28)%	$27,449	$63,786	(57)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended March 31,		%	Nine Months Ended March 31,		%
	2014	2013	Change	2014	2013	Change
MSG Media	$259,194	$267,712	(3)%	$244,438	$250,982	(3)%
MSG Entertainment	7,110	4,399	62%	(4,412)	(6,904)	36%
MSG Sports	13,871	(1,374)	—	2,551	(12,279)	—
All other	(22,390)	(7,401)	(203)%	(78,718)	(46,800)	(68)%

Total Madison Square Garden Company	$257,785	$263,336	(2)%	$163,859	$184,999	(11)%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31, 2014	June 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$76,545	$277,913
Restricted cash	16,663	8,413
Accounts receivable, net	200,107	145,728
Net related party receivables	25,968	18,565
Prepaid expenses	39,877	41,215
Other current assets	28,038	20,339

Total current assets	387,198	512,173

Investments in and loans to nonconsolidated affiliates	186,927	—
Property and equipment, net	1,273,760	1,135,180
Amortizable intangible assets, net	82,906	90,705
Indefinite-lived intangible assets	163,839	158,636
Goodwill	742,492	742,492
Other assets	101,997	93,028

Total assets	$2,939,119	$2,732,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$20,075	$16,006
Net related party payables	862	283
Accrued liabilities:
Employee related costs	82,149	70,663
Other accrued liabilities	246,656	221,405
Deferred revenue	274,275	237,537

Total current liabilities	624,017	545,894
Defined benefit and other postretirement obligations	61,091	59,726
Other employee related costs	46,315	45,370
Other liabilities	63,069	58,536
Deferred tax liability	549,725	543,753

Total liabilities	1,344,217	1,253,279

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 63,589 and 63,268 shares outstanding as of March 31, 2014 and June 30, 2013, respectively.	639	639
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of March 31, 2014 and June 30, 2013	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,076,097	1,070,764
Treasury stock, at cost, 317 and 596 shares as of March 31, 2014 and June 30, 2013, respectively	(7,537)	(14,179)
Retained earnings	541,225	437,794
Accumulated other comprehensive loss	(15,658)	(16,219)

Total stockholders’ equity	1,594,902	1,478,935

Total liabilities and stockholders’ equity	$2,939,119	$2,732,214

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Nine Months Ended March 31,
	2014	2013
Net cash provided by operating activities	$217,048	$180,762

Net cash used in investing activities	(413,126)	(152,551)

Net cash used in financing activities	(5,290)	(6,294)

Net increase (decrease) in cash and cash equivalents	(201,368)	21,917
Cash and cash equivalents at beginning of period	277,913	206,500

Cash and cash equivalents at end of period	$76,545	$228,417